Exhibit 99.1

Hansen Medical Reports Third Quarter 2014 Operating Results and

Recent Business Highlights

MOUNTAIN VIEW, CA – November 6, 2014 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the third quarter of fiscal year 2014 ended September 30, 2014.

Third Quarter 2014 Operating Results:

•	The Company shipped four systems in the quarter: two Magellan™ Robotic Systems and two Sensei® Robotic Systems. Two of the systems were recognized as revenue and two of the systems were shipped as evaluation units for the purpose of conducting clinical research.

•	The Company generated revenues of $3.9 million.

•	The Company shipped 714 catheters.

Recent Business Highlights:

•	The Company’s Magellan™ 6Fr Robotic Catheter and Magellan™ Transport System received CE Mark, enabling commercialization in Europe and other countries requiring CE Mark.

•	The Company’s Sensei X2® Robotic System was made commercially available in the U.S. and Europe.

•	The Company announced completion of the first robot-assisted Uterine Fibroid Embolization procedure in the U.S. using the Magellan™ Robotic System.

•	The Company announced the commercial availability of the Magellan™ Transport System in the U.S., enabling hospitals to expand access to more physicians interested in performing robotic endovascular procedures.

•	A study conducted by Barts Health NHS Trust, London concluded that the Sensei® Robotic System was associated with statistically significant improved success rates compared to manual persistent atrial fibrillation ablation.

•	A study conducted by Imperial College, London found the use of Magellan™ Robotic System in uterine fibroid embolization procedures appears to be feasible and safe.

•	On October 20, 2014, the Company announced the appointment of Brian Sheahan to the position of Vice President of Clinical, Regulatory, and Quality Affairs.

“During the third quarter, the Company expanded the body of clinical evidence for both the Magellan™ Robotic System and the Sensei® Robotic System as demonstrated by the results from the Barts Health NHS Trust study, the Imperial College study, and the first robot-assisted Uterine Fibroid Embolization procedure in the U.S.,” said Cary Vance, Hansen Medical’s Chief Executive Officer. “We believe demonstrating the breadth of capabilities of our robotic platforms through clinical validation will lead to optimal user experiences, increased utilization, and a higher value proposition.”

Total revenue for the third quarter ended September 30, 2014 decreased 24% to $3.9 million, compared to revenue of $5.1 million in the same period of 2013. The Company shipped four systems in the quarter, two Magellan and two Sensei. Two of the systems were recognized as revenue and two of the systems were shipped as evaluation units for the purpose of conducting clinical research. The Company sold 714 catheters in the third quarter of fiscal 2014, down 10% year-over-year. Physicians performed an estimated 750 robotic procedures in the third quarter of 2014, unchanged from the same period in the prior year.

Gross profit in the third quarter ended September 30, 2014 decreased 48% to $0.7 million, or 18% of sales, compared to $1.3 million, or 26% of sales, in the same period of 2013. The decrease in gross margin in the current year third quarter was due primarily by a decrease in system sales as compared to the prior year period.

Research and development expenses for the third quarter ended September 30, 2014 were $4.9 million, compared to $3.8 million for same period of 2013. The increase of $1.1 million was primarily due to an increase in expenses to complete development and launch of the Magellan Transport System.

Selling, general and administrative expenses for the third quarter ended September 30, 2014 were $7.2 million, compared to $7.7 million for the same period in 2013. The decrease of $0.5 million was primarily due to a decrease in legal expenses, stock-based compensation expenses, and other corporate matters, and was partially offset by an increase in sales and marketing expenses.

Net loss for the third quarter ended September 30, 2014 was $15.6 million, or $0.13 per share, compared to a net loss of $13.2 million, or $0.16 per share, in the same period of 2013. Weighted average shares outstanding used to compute diluted net loss per share were 120.2 million shares for the third quarter of fiscal 2014, compared to 84.1 million shares in the third quarter of fiscal 2013.

As of September 30, 2014, our total balances in cash, cash equivalents, short-term investments and restricted cash were $41.5 million, compared to $32.2 million as of June 30, 2014, and $35.3 million as of December 31, 2013.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in Intravascular Robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, Magellan™ Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories are intended to facilitate navigation to 9Fr anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Company’s mission is to enable Cardiac Arrhythmia and Endovascular Procedures and to improve patient outcomes through the use of Intravascular Robotics. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,”

“expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and other similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements regarding user experiences, utilization and the business environment. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: factors relating to engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the rate of adoption of our systems and the rate of use of our catheters; our ability to manage expenses and cash flow, and obtain adequate financing; and other risks more fully described in the “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Artisan Extend,” “Hansen Medical,” “Hansen Medical (with Heart Design),” “Heart Design (Logo),” “Sensei,” “Lynx,” “Artisan,” “Instinctive Motion,” “Fine Force Technology,” “IntelliSense” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries.

Investor Contacts:

Hansen Medical, Inc.

650.404.5836

investor_relations@hansenmedical.com

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Product	$2,620	$3,834	$10,490	$7,494
Service	1,257	1,234	3,973	3,868

Total revenues	3,877	5,068	14,463	11,362
Cost of revenues:
Product	2,462	3,226	9,489	7,193
Service	714	502	1,973	1,784

Total cost of revenues	3,176	3,728	11,462	8,977

Gross profit	701	1,340	3,001	2,385

Operating expenses:
Research and development	4,905	3,827	14,129	12,417
Selling, general and administrative	7,158	7,703	24,465	23,718
Loss on settlement of litigation	—	—	—	4,500

Total operating expenses	12,063	11,530	38,594	40,635

Loss from operations	(11,362)	(10,190)	(35,593)	(38,250)
Warrant exchange	(2,914)	—	(2,914)	—
Loss on extinguishment of debt	—	(1,935)	—	(1,935)
Interest and other expense, net	(1,313)	(1,036)	(3,784)	(3,556)

Loss before income taxes	(15,589)	(13,161)	(42,291)	(43,741)
Income tax expense	(5)	(40)	(38)	(93)

Net loss	$(15,594)	$(13,201)	$(42,329)	$(43,834)

Basic and diluted net loss per share	$(0.13)	$(0.16)	$(0.38)	$(0.60)

Weighted average shares used to compute basic and diluted net loss per share	120,228	84,145	111,917	73,081

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and short-term investments	$36,155	$29,940
Accounts receivable, net	4,308	5,114
Inventories	11,687	12,203
Prepaids and other current assets	2,033	1,914
Property and equipment, net	2,811	3,641
Restricted cash	5,390	5,394
Other assets	1,281	2,953

Total assets	$63,665	$61,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,535	$3,337
Deferred revenue	2,974	3,115
Debt	34,123	33,358
Other liabilities	5,091	4,473

Total liabilities	44,723	44,283

Total stockholders’ equity	18,942	16,876

Total liabilities and stockholders’ equity	$63,665	$61,159